EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces First Quarter Profits

NORFOLK, Va., April 28, 2009 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported total assets of $1.1 billion as of March 31, 2009. This is an increase of 25.5% or $225.4 million from the $884.1 million reported at March 31, 2008. Total loans at the end of the quarter reached $1.0 billion while total deposits grew 28.2% to end the quarter at a record $807.7 million. In response to the prolonged economic downturn and continued economic uncertainties management and the board elected to provide an additional $4.0 million to the Bank's allowance for loan losses during the first quarter of 2009. This is an increase of $3.5 million over the comparable period in 2008. As a result, Commonwealth Bankshares' reported earnings of $581.3 thousand for the quarter ended March 31, 2009, a decrease of 75.3% over the $2.4 million reported in the first quarter of 2008. On a per share basis, diluted earnings decreased 76.5% to $0.08 for the quarter ended March 31, 2009 compared to $0.34 for the same period in 2008.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "The unprecedented economic environment has continued to negatively impact our loan portfolio, in particular commercial real estate. Several of our customers are experiencing deterioration in their overall financial condition, which has resulted in an increase in our provision for loan losses. Addressing troubled credits quickly and conservatively has always been, and will continue to be, a top priority. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. We feel that the increase to our allowance for loan losses is prudent and, with our strong capital position, will allow us to weather this economic storm."

Profitability as measured by the Company's return on average assets (ROA) was 0.22% for the quarter ended March 31, 2009, down 88 basis points from 1.10% for the first quarter of 2008. Return on average equity (ROE) was 2.20% for the quarter ended March 31, 2009, as compared to 8.30% for the quarter ended March 31, 2008. "We have been diligent in keeping operating cost down," said Woodard. "This is evident by looking at our efficiency ratio, which is well below our peers." The Company's efficiency ratio (tax equivalent basis) improved to 53.15% for the three months ended March 31, 2009 compared to 56.36% during the comparable period in 2008.

"The Bank continues to produce positive results despite the challenging economic climate," said Woodard. "Both loans and deposits experienced healthy growth and we have achieved reductions in operating costs. We are a well capitalized and sound Company. To further bolster the Bank's capital position, during the first quarter of 2009, the Holding Company invested an additional $15 million in the Bank." The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of March 31, 2009 was 12.91% and 11.08%, respectively, well above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution. "Our capital levels prior to the additional investment as well as after, exceeds regulatory well-capitalized standards, which allow us to lend money in the community, build our local economy, and endure these uncertain economic times. The success of community banks such as ourselves contributes to the recovery of our local economy and is vital to the overall health of the financial system."

Between March 31, 2008 and March 31, 2009, the Company's loan portfolio increased by $229.1 million or 27.8%. Total loans at March 31, 2009 were $1.0 billion. Our loan demand helped maintain solid sources of interest income given the low interest rate environment. Interest income on loans, including fees, increased $1.2 million or 8.0% to $16.4 million for the three months ended March 31, 2009.

Interest expense was $7.3 million for the quarter ended March 31, 2009 and 2008, respectively. The year over year lack of change in interest expense can be attributed to the increase in the Company's average interest bearing liabilities, which was offset by the decrease in the overall rate paid on these liabilities. Average interest bearing liabilities increased $236.3 million or 34.1% from March 31, 2008 to March 31, 2009. This substantial increase was mostly due to the $177.5 million increase in total deposits as of March 31, 2009 as compared to 2008. The overall rate paid on our interest bearing liabilities decreased 107 basis points between March 31, 2008 and March 31, 2009 primarily due to the declining interest rate environment.

A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits, short-term borrowings and long-term debt represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. Our net interest income was $9.2 million for the quarter ended March 31, 2009, an increase of $1.1 million or 13.7% over the comparable period in 2008.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.53% for the quarter ended March 31, 2009, as compared to 3.96% during the same period in 2008. The compression of our margins from prior year can be attributed to the 200 basis point reduction of the Federal Funds rate between April 2008 and December 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products which lag the decrease in the prime rate, which has an immediate affect on variable loans. In addition, the competitiveness for deposits from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates. The net interest margin for the quarter ended March 31, 2009 improved from the fourth quarter 2008 net interest margin of 3.09%, improving our core bank earnings.

Net charge-offs for the quarter ended March 31, 2009 were $1.6 million, or 0.15% of year to date average loans. Non-performing assets at March 31, 2009 were $71.1 million or 6.41% of total assets at March 31, 2009 compared to $9.3 million or 1.05% of total assets at March 31, 2008. Non-performing assets at March 31, 2009 was comprised of $63.1 million in non-performing loans. Of these non-performing loans, 96.6% are secured by real estate. The Company has established a Loan Impairment Committee to monitor past due loans, identify potential problem credits and develop action plans to work through these loans as promptly as possible. As all non-performing loans are deemed impaired, the Committee has individually reviewed the underlying collateral value (less cost to sell) on each of these loans as part of its analysis of impaired loans. Based on current collateral values, we believe the specific reserve is adequate to cover any short falls resulting from the sale of the underlying collateral. Based on current accounting and regulatory guidelines we have provided a reserve based on current market values for these impaired loans however, we plan to work with our customers to get through these unprecedented economic conditions and to minimize any potential credit exposure. Management has taken a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Asset quality remains a top priority for the company and management is closely monitoring these credits and is aggressively working to restore them to performing status. The remaining $8.0 million in non-performing assets is comprised of twenty-two (22) other real estate owned ("OREO") properties. All of these properties are being actively marketed. Based on current expectations relative to portfolio characteristics and management's comprehensive allowance analysis, management considers the level of the allowance to be adequate as of March 31, 2009. Mr. Woodard added, "We remain focused on asset quality and have taken the appropriate measures to mitigate potential future exposure by increasing our allowance for loan losses to 3.19% of total loans at March 31, 2009 compared to 1.16% one year earlier."

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has twenty-one bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                   Commonwealth Bankshares, Inc.
             Selected Financial Information (Unaudited)

 (in thousands, except per share data)           Three Months Ended
                                               -----------------------
                                                March 31,    March 31,
                                                  2009         2008
                                               ----------   ----------
 Operating Results:
 ------------------
  Interest and dividend income                 $   16,468   $   15,387
  Interest expense                                  7,282        7,306
                                               ----------   ----------
  Net interest income                               9,186        8,081
  Provision for loan losses                         4,004          455
  Noninterest income                                1,280        1,222
  Noninterest expense                               5,567        5,249
                                               ----------   ----------
  Income before provision for income taxes
   and noncontrolling interest                        895        3,599
  Provision for income taxes                          298        1,247
                                               ----------   ----------
  Income before noncontrolling interest               597        2,352
  Noncontrolling interest in subsidiaries             (16)           4
                                               ----------   ----------
  Net income                                   $      581   $    2,356
                                               ==========   ==========
 Per Share Data**:
 -----------------
  Basic earnings                               $     0.08   $     0.34
  Diluted earnings                             $     0.08   $     0.34
  Book value                                   $    15.48   $    16.65
  Cash dividends                               $     0.08   $     0.08
  Basic weighted average shares outstanding     6,861,845    6,935,178
  Diluted weighted average shares outstanding   6,861,845    6,961,276
  Shares outstanding at period-end              6,879,855    6,942,388

 Period End Balances:
 --------------------
  Assets                                       $1,109,503   $  884,118
  Loans*                                        1,051,972      822,895
  Investment securities                             5,517        7,385
  Deposits                                        807,750      630,235
  Shareholders' equity                            106,513      115,601

 Average Balances:
 -----------------
  Assets                                       $1,093,787   $  861,469
  Loans*                                        1,037,371      804,930
  Investment securities                             6,311        7,410
  Deposits                                        784,074      584,841
 Shareholders' equity                             106,919      114,194

 Financial Ratios:
 ----------------
  Return on average assets                           0.22%        1.10%
  Return on average shareholders' equity             2.20%        8.30%
  Efficiency Ratio (tax equivalent basis)           53.15%       56.36%
  Period end shareholders' equity to total
   assets                                            9.60%       13.08%
  Loan loss allowance to period end loans*           3.19%        1.16%
  Loan loss allowance to non-performing
   assets                                           47.16%      103.00%
  Non-performing assets to total assets              6.41%        1.05%
  Net interest margin (tax equivalent basis)         3.53%        3.96%

 * Net of unearned income.
 ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on
 June 30, 2006 and the eleven-for-ten stock split distributed on
 December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177, Norfolk, Virginia 23501